EXHIBIT 99.1

                                                                                                                                   EXHIBIT 99.1

PCTEL Appoints Kevin McGowan as Chief Financial Officer

BLOOMINGDALE, Ill. – (BUSINESS WIRE) November 12, 2018 — PCTEL, Inc. (NASDAQ: PCTEL), a leader in Performance Critical TELecom solutions, announced today the appointment of Kevin McGowan as Vice President and Chief Financial Officer effective December 1, 2018.  In this role, Mr. McGowan will oversee all financial functions for the Company, participate in business planning and strategy, and play an active role in communications with shareholders and analysts.

Mr. McGowan joined the Company in 2005, and has served as Vice President, Finance and Corporate Controller since 2010. Prior to joining the Company, Mr. McGowan commenced his career as an auditor for Arthur Anderson for four years and served in various finance and controller roles for a manufacturer of communications network hardware for twelve years.  Mr. McGowan holds a Bachelor of Arts in Accounting from the University of Notre Dame and a Master of Business Administration from University of Chicago Graduate School of Business. He is a registered CPA.

“Kevin’s deep knowledge of PCTEL’s financial planning, reporting, accounting, tax and treasury functions will serve the company well as we drive profitable growth in the evolving wireless industry. His financial acumen and experience at PCTEL make him highly qualified to take on the CFO role,” said David Neumann, PCTEL’s CEO.  “We’re pleased to have Kevin step into the CFO role fulfilling the succession plan we had put in place.  I also want to thank outgoing CFO, John Schoen, for his contributions to the company over his 17-year tenure as CFO and in particular for his assistance in connection with my transition to CEO.”

About PCTEL

PCTEL, Inc. provides Performance Critical TELecom technology solutions. We are a leading global supplier of antennas and wireless network testing solutions. Our precision antennas are deployed in small cells, enterprise Wi-Fi access points, fleet management and transit systems, and in equipment and devices for the Industrial Internet of Things (IIoT). We offer in-house design, testing, radio integration, and manufacturing capabilities for our customers. PCTEL’s test and measurement tools improve the performance of wireless networks globally, with a focus on LTE, public safety, and emerging 5Gtechnologies. Network operators, neutral hosts, and equipment manufacturers rely on our scanning receivers and testing solutions to analyze, design, and optimize their networks.

For more information, please visit our website at https://www.pctel.com/.

View source version on businesswire.com: https://www.businesswire.com/news/home/20181030005147/en/

Source: PCTEL, Inc.

Company Contact

Michael Rosenberg

Director of Marketing

PCTEL, Inc.

(301) 444-2046

public.relations@pctel.com

Investor Relations Contact

Phillip Kupper

Three Part Advisors, LLC

(817)778-8339

Pkupper@threepa.com